Exhibit 99.1
Final Transcript
Conference Call Transcript
WOR — Q2 2008 Worthington Industries Earnings Conference Call
Event Date/Time: Dec. 20. 2007 / 1:30PM ET

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Final Transcript

Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call
CORPORATE PARTICIPANTS
Allison Sanders
Worthington Industries — Director, IR
John McConnell
Worthington Industries — Chairman, CEO
John Christie
Worthington Industries — President, CFO
George Stoe
Worthington Industries — COO, EVP
CONFERENCE CALL PARTICIPANTS
Sal Tharani
Goldman Sachs — Analyst
Bob Richard
Longbow Research — Analyst
Timothy Hayes
Davenport and Company — Analyst
Michelle Applebaum
Applebaum Research — Analyst
Leo Larkin
Standard & Poor’s Equity Research — Analyst
Mohammed Rezi
Brommen Capital — Analyst
PRESENTATION

Operator
Good afternoon and welcome to the Worthington Industries second quarter earnings results conference call. All participants will be able to listen only until the question-and-answer session of the call. This call is being recorded at the request of Worthington Industries. If there are any objections you may disconnect at this time. I would now like to introduce your speaker, Ms. Allison Sanders, Director of Investor Relations. Ms. Sanders, you may begin.

Allison Sanders - Worthington Industries — Director, IR
Thank you and good afternoon, everyone. Welcome to our quarterly earnings conference call. Before we begin our presentation, I want to remind everyone that certain statements made in this conference call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties which could cause actual results to differ from those suggested. Please refer to the press release for more detail on factors that could cause actual results to differ materially. For those who are interested in listening to this conference call again, a replay will be available on the home page of our website at www.worthingtonIndustries.com. With me in the room today are John McConnell, Chairman and Chief Executive Officer; John Christie, President and Chief Financial Officer; George Stoe, Executive Vice President and Chief Operating Officer; and Richard Welch, Controller. John McConnell will begin. John?

John McConnell - Worthington Industries — Chairman, CEO

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Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call
Allison, thank you. Well, good afternoon. Thank you for joining us to review our second quarter results. And while I am certainly not pleased with the results we reported this morning, I got to tell you, I am very pleased with what we have accomplished during the quarter which will produce much improved results for the second half of fiscal 2008.
We will provide some more detail throughout the call on those things, but first, some high level comments on Metal Framing. Over the past six months, we identified some real issues, well beyond quote, unquote market conditions that were driving our poor performance. Further, we developed and have implemented a plan to turn the organization around. I am confident in the plan and the pace of the implementation to date. In the process I’m also happy to tell you we found many excellent people inside the Metal Framing organization who quickly engaged and embraced the need for change.
There are many aspects to turning this Company around. Better meeting our customers’ expectations, improving our utilization of our assets, and eliminating costs are all encompassed in various elements of the turnaround plan and importantly, all are getting traction. I am not declaring victory by any means which of course would be unwise to declare under any circumstance for any Company but many elements of this turnaround plan have yet to be played out and they are being executed in a market that is very competitive and may experience some lessening demand from the current high levels in the months ahead. What I am saying to you is our Metal Framing business is today in a much stronger position than its second quarter performance represents. You’ll see improvements in this segment’s results going forward and therefore, in Worthington’s total performance. Now I’m going to turn this call over to John Christie to review our financial performance for the quarter.

John Christie - Worthington Industries — President, CFO
Thank you, John. Good afternoon, everybody. For our second quarter of fiscal 2008 which ended on November 30, 2007 we reported earnings per share of $0.18, excluding $0.03 per share in plant closure related restructuring charges, most of which were non cash, earnings per share were $0.21 compared to last year’s $0.31. Second quarter sales of $714 million were down 2% from the $729 million during the same period last year. The sales decrease was due to lower average selling prices in all three business segment which were more than offset volume increases in each.
The gross profit margin fell from 11.5% to 9.8%, as a result of narrower spreads between raw material costs and selling prices in the three business segments. SG&A expense increased $1 million, due to higher depreciation expense associated with our new ERP system. As a percentage of sales, SG&A expense was 7.7% during the current quarter, compared to 7.3% in the year-ago period. Despite the ongoing impact of higher depreciation expense, SG&A expense is down $10 million on a year-to-date basis, and is expected to fall further in coming quarters as our cost reduction initiatives are implemented.
As a result of the lower gross margin, quarterly operating income declined from $31 million in the year-ago quarter, to $15 million, excluding the impact of restructuring charges. Operating income does not include $15 million in equity income from what are now nine unconsolidated joint ventures. While the majority of total equity income comes from our WAVE joint venture, which had record second quarter earnings, equity income was relatively flat as earnings from our new Mexican joint venture were offset by a decline in earnings at TWB and start-up expenses at two other newer joint ventures. As a group, the joint ventures generated $177 million in sales during the three months corresponding with our second quarter and paid us $15 million in dividends, favorably impacting cash flow.
Miscellaneous expense increased $2 million due pry primarily to the minority interest we pay to our partner for our consolidated joint venture, Spartan Steel Coating. Spartan’s results were much better this year compared to last year when the volumes were reduced while we increased capacity at the galvanizing facility.
Income tax expense fell $8 million to reduced earnings and a greater mix of foreign earnings which are taxed at lower rates. Our estimated effective tax rate for the balance of fiscal 2008 is 28%, excluding audit resolutions that occur in the normal course of events.
Now to the balance sheet. Total net debt was $338 million, and our debt to capitalization ratio was 27.9% at quarter end. Net debt was down over $110 million, from the year-ago period, largely due to reduced working capital needs. Debt rose $62 million from year end, primarily as a result of our investments in three new joint ventures during the quarter. Although we did not repurchase stock during the quarter, we have repurchased 4.2 million shares year-to-date. We have an authorization to repurchase up to an additional 11.3 million shares and view repurchases as an attractive use of our cash flow.
Inventory levels are reasonable at 64 days and range from 61 days in Steel Processing, to 67 days in Metal Framing and Pressure Cylinders. Inventories are down approximately 15% on both a dollars and unit basis from last year. Capital spending, excluding acquisitions, was $10

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Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call
million, compared to depreciation of $16 million. Despite lower capital expenditures this quarter, we expect that CapEx, as well as depreciation and amortization expense will approximate $60 million for the year.
Now to talk specifically about second quarter results for each of our three business segments beginning with processed steel, which represents 48% of revenues this quarter. Steel processing’s quarterly sales fell 8% to $344 million, from $375 million in last year’s second quarter. Although volumes were up 6%, the tolling mix went from 45% last year, to 52% this year. Tolling sales do not include steel raw material costs and thus are inherently much less than direct sales. This significant change in mix negatively impacted top line sales and the spread between selling prices and material cost. Operating income for processed — steel processing fell to $10 million from $18 million last year and the operating margin from 4.7% to 3%. A portion of decline is due to precision specialty metals, our stainless steel processing facility. The cyclical issues currently facing the stainless industry are well-publicized and include a rapid decline in pricing from record highs, a decline in demand as customers wait for pricing to drop and a higher priced inventory.
Turning now to our Metal Framing segment which represented 26% of revenues this quarter. Second quarter sales of $182 million were down 4% from last year’s November quarter when sales were $190 million. Average selling prices fell 7%, as the Metal Framing sector of the construction industry remains challenged by increased competition and reduced demand. We did increase volumes by 4%, compared to the year-ago time period, but the mix of products sold was less favorable. Volumes increased in many of the lower margin product lines and decreased significantly in higher margin lines, many of which served the residential housing sector which has been depressed. As a result, the spread between average selling prices and material cost fell 17%, compared to the year ago quarter and we had an operating loss of $12 million, excluding restructuring charges.
Finally, in our Pressure Cylinders segment, which represented 19% of total Company revenues, sales for the quarter were up 11% or $13 million from last year, partially due to improved volumes and most of our product lines and partially due to the strength in foreign currency relative to the U.S. dollar at our European and Canadian operations. Improved high, steel high pressure cylinder volumes resulting from a capacity expansion at our Austrian facility were substantially offset by a reduction in average selling prices there. Capacity increases by European high pressure cylinder producers and increased imports into Europe from the U.S. and China drove the pricing decline. Operating income fell $3 million from last year’s record second quarter results, to $17 million, and the operating margin declined to 13%. Pressure Cylinders continues to perform at well above historic levels as the challenges of mature markets and stiff competition are addressed. Our focus on cost containment initiatives, higher margin business and selected geographic and capacity expansions continue to generate solid returns for us in this business segment. Now George Stoe will continue with operations. George?

George Stoe - Worthington Industries — COO, EVP
Thank you, John. I’ll speak to each business from an operations viewpoint. I’m going to focus first on Dietrich Metal Framing. John Roberts has done an excellent job of leading this business during a difficult time. In just a little over three months, John has taken decisive actions and put together a turnaround team at Dietrich to move as quickly as possible to return it to profitability. John has made some important changes in his leadership team and has worked to consolidate underperforming facilities. By the end of the fiscal year, Dietrich will have consolidated five facilities, reducing their footprint and increasing their operational efficiencies.
John also announced this month the closing of Dietrich’s Pittsburgh Corporate office. He and his team will be moving to Columbus to our Corporate headquarters by the end of our fiscal year. Not only is it a cost saving move in terms of headcount, office space, and eliminating redundant Corporate functions, but having his team here to interact with the executive team, staff functions like purchasing and other business segments will be beneficial on many fronts.
Dietrich announced a price increase in mid-October which was followed by our competition. We have also announced an additional price increase for the beginning of January. We have confidence that these increases will be absorbed in the marketplace because the steel mills are faced with dramatically escalating costs as Coking coal, iron ore, and transportation costs are seeing significant increases. As a result the mills are very firm in their pricing going into 2008. Dietrich’s turnaround team has developed a plan to reduce their operating platform, reduce material and operating costs, increase the transactional market price, and improve customer service. Because of the positive changes in process, we believe Dietrich had its low point in the most recent quarter and will continue to improve with each month of the new calendar year. While our actions are not evident in today’s results, we do believe they will have impact on the quarters to come.
An aggressive sales effort in steel processing which includes a focus on new accounts has been successful. Not only were volumes up in the quarter just ended, but we have received customer commitments for calendar 2008 that represent 10% increase in new business. To protect

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Final Transcript

Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call
margins, Mark Russell is focusing his team on driving cost out of the operations, especially in steel purchasing and logistics and in workforce reductions in the salary group.
We announced two joint ventures last quarter. While one has begun operations the other will soon follow. In the important market of Mexico, our Serviacero Worthington JV is developing new customers and providing fuel processing services for many of our North American customers who have relocated there. Serviacero is well-known and respected in Mexico and we feel fortunate to have found the right partner to make that venture successful with the opportunity for future growth. The [Conesso]/Worthington JV is our first steel processing operation outside of North America.
Our partner, the Magnetto Group of Italy, is highly regarded and the facility is located adjacent to the U.S. steel complex in Slovakia. The Class 1 steel processing capability is a great competitive advantage since there are no other Class 1 processors in Central Europe. This is new business start-up and we expect operations to ramp up after the first of the year, and reach the targeted run rate by the start of our fiscal year.
Our Pressure Cylinders segment continues to perform well. Much of that success is due to an intense focus for many years on being the low cost producer. This effort requires ongoing initiatives to drive out operational costs by improving efficiencies and manufacturing systems. Harry Goussetis and his team at Cylinders are focused on growing existing product lines like BalloonTime and Air Brake Tanks and are scouring the globe for additional growth opportunities. As you may recall, we had an initiative a few years ago to enter the Air Brake Tank market in Europe. That business has progressed well and we have expanded our volume each year since we converted our plant in the Czech Republic to add these capabilities. This led us to opportunities to quote similar business here in North America. We have now expanded one of our North American facilities to add Air Brake Tank capabilities and we will begin shipping this new product line in early 2008.
In our successful BalloonTime helium product we expect to continue our uninterrupted string of yearly double-digit volume growth. We have now expanded our reach with this product line and have seen a very successful entry into the European market with the BalloonTime brand.
We’ve spoken before about our efforts to centralize and leverage the purchase of steel across all of of our businesses. We’ve made great strides in the last several months in identifying our purchasing and delivery requirements in each business and each location and at the same time in strengthening our relationship with the mills. We have also done a good job on the logistics front to keep freight costs manageable in a rising freight environment by improving efficiencies on delivery. Our effort in becoming trusted partners with our mill suppliers is essential for our long-term success. Our ability to offer consistent volumes is a key to centralized sourcing. It allows us to concentrate specific tonnages to the mills best able to meet our needs as well as our customers. We’re starting to see good results from this focus. I believe you’ll see the evidence of that effort in our inventory levels in each business.
You’ve heard me talk in the past about our safety program, Safe Works and how pleased we’ve been with our results. We’ve had two goals in mind from the start. Change the behavior of everyone within our organization, and to create a mindset of zero incidents as an achievable result. We continue to make progress on this front and are seeing an impact on the bottom line. Over the last three years we have saved more than $2 million in Workers’ Compensation claims. We have 15 Worthington locations that are injury free with 0 recordables and 0 serious incidents since the start of our fiscal year. Through the philosophy of our Company we want our employees to be safe both on and off the job and we think Safe Works is leading us to that goal. I’ll turn it back now to John P. McConnell.

John McConnell - Worthington Industries — Chairman, CEO
Well, thank you, George. I’ll be brief. Continued improvement in Metal Framing and to a lesser extent Steel Processing is important to our future and both are making good strides to improve results for the remaining half of our fiscal year. In addition, we’re very pleased with our continued advancement of our two internal start-ups, Worthington Integrated Building Systems, our mid-rise and residential framing company and Steelpac, our metal packaging company.
Our building systems company continued profitable trends with both divisions this quarter. The residential group concentrating on military projects has expanded operations on two mainland bases, Fort Campbell and Fort Knox. In the mid-rise division, our sharpened marketing efforts have resulted in doubling our quotation activity and backlog in the hospitality industry. We believe the hospitality industry will continue its positive growth in new prototypes over the next several years and our products are extremely well positioned. Steelpac is continuing to generate much interest around the steel pallet which offers a needed alternative and is 100% recyclable solution to moving goods. Our first automated line remains on track for product deliveries in February. At this point, we’ll be happy to invite your questions.

Allison Sanders - Worthington Industries — Director, IR

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Final Transcript

Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call
Will you set up the questions?
QUESTION AND ANSWER

Operator
Okay. (OPERATOR INSTRUCTIONS) One moment, please. Sal Tharani, you may ask your question and please state your company name.

Sal Tharani - Goldman Sachs — Analyst
It’s Sal Tharani from Goldman Sachs. Quick question on your comment in the press release on European business. On Pressure Cylinder, that you’re seeing some increased production by competitors. Can you elaborate a little bit on that? Are these new entrants? Are these people who are already there?

John McConnell - Worthington Industries — Chairman, CEO
I think it’s a combination of both, Sal but I’m going to let George expand on that for you.

George Stoe - Worthington Industries — COO, EVP
Primarily, Sal, there is a competitor of ours in Poland that is adding capacity from what they have done before. They’ve been coming on with that capacity slower. Because of the weakness of the dollar, we’ve also seen some competition coming from here in North America with people trying to ship high pressure cylinders into Europe to take advantage of the current market conditions.

Sal Tharani - Goldman Sachs — Analyst
Are you guys exporting anything?

George Stoe - Worthington Industries — COO, EVP
Yes, we are.

Sal Tharani - Goldman Sachs — Analyst
And the next thing, you mentioned that mills are very firm in raising prices early next year. And I know you always mention that your contract business is always back to back. Are you having any difficulty in passing those price increases to the contracts?

George Stoe - Worthington Industries — COO, EVP
We are not.

Sal Tharani - Goldman Sachs — Analyst
I mean, your primary contractors or counterparties are — they are accepting those.

John McConnell - Worthington Industries — Chairman, CEO

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Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call
Are you asking me is the price increases is contractual commitments already made going to be broken on either side?

Sal Tharani - Goldman Sachs — Analyst
I’m asking for the new contracts, for the roll-overs.

John McConnell - Worthington Industries — Chairman, CEO
Those we have not re-signed yet.

Sal Tharani - Goldman Sachs — Analyst
Do you expect them to be acceptable? You mentioned the mills are very firm that they’re going to raise prices. Do you think that your customers will be able to accept that?

John McConnell - Worthington Industries — Chairman, CEO
I think the information out in the public sector about what’s going on in the steel business, their clarity in what they’re going to do is all there. So yes, I think they’ll understand the situation. Nobody really likes rising prices. But I do think the industry has prepared and paved a pathway for these increases that are coming.

Sal Tharani - Goldman Sachs — Analyst
Thank you very much.

Operator
Our next question is from [Bob Richard]. You may ask your question. Please state your company name.

Bob Richard - Longbow Research — Analyst
Rob Richard, Longbow Research. Thanks for taking my call.

John McConnell - Worthington Industries — Chairman, CEO
Sure.

Bob Richard - Longbow Research — Analyst
Hey, Metal Framing business, quarter-over-quarter, I see sales price degrading just slightly, 11.38 to 11.19. But (inaudible) prices just on an AMN index kind of came up, I don’t know, $30 or so, $25. How confident are you going forward into ‘08 in realizing greater price for these Metal Framing products? Because I certainly see maybe margin squeeze if you don’t realize that.

John McConnell - Worthington Industries — Chairman, CEO
We are very confident.

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Final Transcript

Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call

Bob Richard - Longbow Research — Analyst
Fair enough. Thanks very much.

John McConnell - Worthington Industries — Chairman, CEO
You’re welcome.

Operator
Timothy Hayes, you may ask your question and please state your company name.

Timothy Hayes - Davenport and Company — Analyst
Good morning. Davenport. And a couple questions on Metal Framing. Just on the price increases that were announced in mid-October, there was a 10% increase, you said a portion of that was accepted by customers. How much are we talking that was — that stuck?

John McConnell - Worthington Industries — Chairman, CEO
It’s always a continuing saga, so when you announce a price increase, as you well know the price doesn’t change the next day. We have to run out commitments that were made prior to that date on buildings that were out in the future. So throughout the rest of the quarter, throughout the remaining month and-a-half you saw the price increase continue to grow and take form. At the end of November, you would find a number that was closer to the ten than closer to a five.

Timothy Hayes - Davenport and Company — Analyst
Okay.

John McConnell - Worthington Industries — Chairman, CEO
And we expect that will continue to grow as this one goes on and another one is coming in January.

Timothy Hayes - Davenport and Company — Analyst
The one in January, what’s the percentage on that?

John McConnell - Worthington Industries — Chairman, CEO
It’s also 10.

Timothy Hayes - Davenport and Company — Analyst
And the mix continued to deteriorate. I think that’s the second — at least the second quarter in a row. How much could this deterioration continue or is it to the point where housing has hit such a weak point that the mix is about as bad as it can get?

John McConnell - Worthington Industries — Chairman, CEO

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Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call
I would say the mix is about as bad as it’s going to get. We are not, when we talk about improving results, we are not factoring in any pick-up on the high margin products that go into residential. So we’re discounting any improvement there. But we don’t expect it to get worse.

Timothy Hayes - Davenport and Company — Analyst
My final question is on the cost savings. Some of the specifics. In the first quarter release you detailed out the 20 million in very good detail, where and when it was going to hopefully be achieved. Any update on that? Because we were looking for at least 2 million cost savings in Metal Framing in the second quarter, maybe some others, some more savings in SG&A and more in Metal Framing. I just wanted to get an update, how much was achieved in Q2? Where do we stand in your $20 million that you targeted, et cetera?

John Christie - Worthington Industries — President, CFO
Really, in SG&A, which true SG&A we took out about 1.7 million to $2 million. However, we had increases — that would be Corporate SG&A and the Dietrich division and other things. We also had some offsets to that, which would be freight, utilities, et cetera. But as far as day-to-day operations of normal administrative SG&A, we probably took out about 1.5 million in this quarter.

Timothy Hayes - Davenport and Company — Analyst
Okay. So that — so basically 1.5 million has been achieved of the 20 million that — 20 million that you’ve taken steps that you know you’re going to get over the next several quarters; correct?

John Christie - Worthington Industries — President, CFO
Well, a lot of — I think we spelled out last time that they would be broken down into plant closure expenses, various items like that. As John McConnell said, we are on track with that and those savings will be recognized, the remaining part of 2008, ‘09, and the first part of 2010.

Timothy Hayes - Davenport and Company — Analyst
Okay. And then my final question on the — I guess on the Metal Framing that hopefully the second quarter is the worst, my only concern there as we head into the winter months and some seasonality, is that — is seasonality a factor and have you accounted for that and why wouldn’t the third quarter be actually a little worse than the second quarter?

John McConnell - Worthington Industries — Chairman, CEO
We absolutely factor that in. So we look at next quarter, we’re starting in a hole. December is always a bad month in this division and always will be. You lose probably over half the month with people shutting down and sometimes weather gets in the way. However, starting in January is when we talk about month over month improvement in ‘08. That, we see that things will continue to open back up volume-wise and continue to build throughout the year. Obviously, as you get into spring and summer, the volume rates continue to come up. There’s been a lot of mixed news on where this segment of construction goes on the commercial side. One of the most recent data points we looked at on the architectural building index would indicate that there is certainly a lot being put in the pipeline that would say this will not slow down. As prices rise, going back to other things we’ve talked about here, as mills increase their price and as we have to increase ours, you could always get some slowdown in what’s in that pipeline. And even if it falls off some, that’s the way we’re thinking of things today, that it may slow down somewhat but we’ll have to remember that there are relatively strong levels today.

Timothy Hayes - Davenport and Company — Analyst
Very good. Thank you.

John McConnell - Worthington Industries — Chairman, CEO

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Final Transcript

Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call
You’re welcome.

Operator
Michelle Applebaum. You may ask your question. Please state your company name.

Michelle Applebaum - Applebaum Research — Analyst
Michelle Applebaum, Applebaum Research. I was going to ask you, when we spoke about a year ago about some of the challenges that the processing business has had the last few years in a steel recovery, I thought you made some good points about the basic issue is your supply base is consolidated, but your competitive situation in the processing business is not and your customers are relatively consolidated and under pressure and you said that there were probably two things that could make a big difference for you. One was that if you were able to improve your penetration into transplant markets and then the other was if there were some consolidation on the processor side. So in the last year, we have not necessarily seen either and in fact we’ve seen conditions deteriorate in your customer base and most probably conditions in your supplier base tighten in terms of the reduction in imports, perhaps, and the economics of imports. And further consolidation in terms of the mills domestically, particularly Steelco. So I’m just wondering when you say that you think that the prices that you’re getting in these new contracts for next year could be passed through, I’m wondering, number one, why and what’s changed? And number two, just wondering, what can be done to structurally improve performance in that business?

John McConnell - Worthington Industries — Chairman, CEO
We’ll have to get you smaller filing cabinets, if you’re keeping those from two years ago.

Michelle Applebaum - Applebaum Research — Analyst
That was last year.

John McConnell - Worthington Industries — Chairman, CEO
Okay.

Michelle Applebaum - Applebaum Research — Analyst
And I just moved to newer, bigger offices so I can save even more.

John McConnell - Worthington Industries — Chairman, CEO
Well, I’m glad you’re on the call because I understood earlier you might not make it. So pleasant surprise. You’re right, certainly the broad dynamics of this business remain troubling. I don’t think it’s beyond our ability to impact it in a positive way.
So first, when you think back to Mr. Stoe’s comments earlier, one of the very — one of the things we’re very pleased with in Mark Russell and the sales group in steel in the last six — four to six months is that we have increased volumes in a fairly significant way for the first time in many years. We have been very aggressive in pricing to do so. In planning in this Company, our first priority is to get volume running back through the veins of this Company. As you know, it combines up and matches up with a very aggressive cost reduction effort we have going on here that we believe can rebolster any margin deterioration that occurred on an individual transaction basis. The volume itself, primarily offsets in gross margin dollars any erosion in margin as it currently stands.
So when you ask me about — and I hope I wasn’t misleading earlier. We will continue to be aggressive in our pricing stances as we take on new contracts and new opportunities for volume. I believe the increase will go through in some form. It may not be full form, but we’ll be very thoughtful about where and why we take any haircuts from where our margin might currently be from the previous contract or previous year with

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Final Transcript

Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call
any particular customer. So we are very focused on volume and we’re focused on reducing cost and therefore reducing any margin pressure that has been there in this segment of the industry. Dynamics certainly apply margin pressure here. There’s no question about it.
Transplants, we continue to make inroads in small ways, but continue to keep contacts open and some business coming our way. It was kind of interesting that not in the steel company, but through other things that we are doing, working with transplants, you would have found two transplant companies in the top 25 in the second quarter. That was — that’s a very positive thing for us and a way that we continue to bring steel into the mix, though we are doing a number of different tolling jobs now that relate to transplants that we had not been doing a year ago. So little by little, we keep whittling away with that, keep our name up front, putting the pressure of the full face of the Company on that issue, trying to get our name better known and them more comfortable with us as a producer.

Michelle Applebaum - Applebaum Research — Analyst
Okay. That’s a great answer. You obviously are keeping your files from a year ago also because it’s consistent with your answer then. So the things are being worked from the ground up. Is there any way to see any consolidation in the sector or is that just going to have to take care of itself?

John McConnell - Worthington Industries — Chairman, CEO
That’s a good question. I think it’s largely going to have to take care of itself. I mean, we — you also — people listening to what George said, we are really focused as we should be, I believe, and I think the word was scouring the planet for ways to grow our cylinder business. There are many opportunities there. We have high margins. It’s operating very well. That’s our focus for growth is that vehicle, as well as WAVE. And we kind of look at steel and Metal Framing right now as you have to kind of earn the right to grow at this point which does not mean there would never be an acquisition made by us in this space. If we felt it would help us stabilize that business.

Michelle Applebaum - Applebaum Research — Analyst
Would there be any opportunities for allegiances or cross share ownership or something with — in the past we’ve seen Japanese companies typically don’t acquire steel companies here but they make an equity investment or create a joint venture that 20 years later turns into an acquisition that — are you seeing interest from either traders or mills. I’ve heard the Japanese would like to be doing more here in steel. That could help Worthington, particularly with the transplants, but then also potentially with supply, is there anything like that that you would contemplate?

John McConnell - Worthington Industries — Chairman, CEO
Well, again, I’ve agreed with the fact that this segment of our business is dynamically challenged, has been for well over 10 years. So there — and secondly, I would add that we have a clear record of successfully operating in a joint venture environment. We would certainly entertain anything that we thought was a good alternative for our long-term ability to create shareholder value in this business segment. It is not an active part of our platform at the moment. But it has certainly been discussed and will always be something to consider.

Michelle Applebaum - Applebaum Research — Analyst
Okay. Terrific. I better go to Keith.

John McConnell - Worthington Industries — Chairman, CEO
Thanks.

Operator
Bob Richard, you may ask your question and please state your company name.

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Final Transcript

Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call

Bob Richard - Longbow Research — Analyst
Hi again, guys, Bob Richard, Longbow. Thanks for taking my call. John, this is kind of along the same lines hat was asked just recently here. I appreciate that you were able to increase your volume sequentially quarter-over-quarter and I believe you said you went out and tried to build up your book a little bit. Was that more — can you give us — was that contract business or tolling business or traditional mix? Can you give some color on that?

John McConnell - Worthington Industries — Chairman, CEO
It was primarily all direct business. We have some tolling business. That was not counted in that number that George spoke of of a 10% year-over-year rise. It was not all necessarily contract business, though. But it was primarily out of our larger customer base that we were focused and probably predominantly mixed with contract business.

Bob Richard - Longbow Research — Analyst
Okay. Thank you very much and best of luck.

Operator
Sal Tharani, you may ask your question.

Sal Tharani - Goldman Sachs — Analyst
Hi. Another question I have is on the tolling business, you said you have seen some increase in the tolling business and that I believe is mostly through the auto companies. Is this indicative that things are good in the auto business? Or is it that you are getting share, market share? Or is it that the nature of the business is changing where auto companies are directly buying from the mills and using service centers for tolling purposes only other than buying through the service centers?

John McConnell - Worthington Industries — Chairman, CEO
I think largely it is working the relationships we have with the mills and as we look at the changes we’ve made in our purchase department and how we approach this subject with everybody and they are just doing a very good job at acquiring business. I don’t know if George or John has anything to add to that.

George Stoe - Worthington Industries — COO, EVP
No, I think John was right on target, Sal. I think that we have — over the last probably two years, really made a strong effort towards improving the relationships we have with our mill suppliers and I think some of that has led to us getting some additional opportunities we might not have gotten in the past.

Sal Tharani - Goldman Sachs — Analyst
So this is not the business you would have probably gotten as a contract directly with the end user and you sort of — they decided to go through the tolling path?

John McConnell - Worthington Industries — Chairman, CEO
I’m not sure we can give you the perfect answer on that, but I believe the answer is, it is largely business that was in the tolling environment that we have gotten to come our way.

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Final Transcript

Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call

Sal Tharani - Goldman Sachs — Analyst
Okay. Great. Thank you very much.

John McConnell - Worthington Industries — Chairman, CEO
Yes, sir.

Operator
Our next question is from Leo Larkin. You may ask your question and please state your company name.

Leo Larkin - Standard & Poor’s Equity Research — Analyst
Standard & Poor’s Equity Research. Could you remind us what CapEx and DD&A will be for this year and also for fiscal ‘09 if that’s possible?

John Christie - Worthington Industries — President, CFO
Be $60 million, just match off DD&A and CapEx and it will probably be without acquisition and it will probably be very close to that next year.

Leo Larkin - Standard & Poor’s Equity Research — Analyst
Thank you.

Operator
[Mohammed Rezi], you may ask your question and please state your company name.

Mohammed Rezi - Brommen Capital — Analyst
Sure it’s [Brommen Capital]. Hi, guys. Just quick question on the Metal Framing division. You guys did mention that you’re seeing increased competition I guess in I guess a construction environment where on the residential side it’s been impacted severely on the negative side and people are — there’s sort of news out there that commercial might be seeing a little bit of a fall. The new competition, could you give a little bit more color in terms of where you’re seeing increased competition from?

John McConnell - Worthington Industries — Chairman, CEO
If I start answering the question you didn’t ask because I got a little confused in there, jump in and tell me so. We have had certainly in the direct production of studs increasing competition that really started back in ‘04, let’s call it. There was a lot of money in the industry as steel prices were going up rapidly. And a number of smaller companies serving very local markets sprung up across the country. I believe the factors — I haven’t gone back to these numbers for a while, but we’re in the 20 to 60% increase in competitive footprint in various regions we compete in across the country. The industry — the commercial space itself in almost every facet, from our distributors to framers that work directly in line with our product, all are facing significantly increased competition, as people who do similar things primarily in residential markets have — are out looking for work anywhere they can find it. So that’s another side where if you’re referencing that, we’ve had — we’ve seen an increase in competition in the full channel of delivering this product. Did that help?

Mohammed Rezi - Brommen Capital — Analyst
Yes, no, that was perfect. Thank you.

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Final Transcript

Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call

Operator
Our next question comes from Timothy Hayes, you may ask your question.

Timothy Hayes - Davenport and Company — Analyst
Yes, just a follow-up. On — you were buying back stock in your first quarter. I think if my math is right, it was around $21 a share. Given where the stock is today, would free cash flow, the highest priority of free cash flow go into buying back shares at this point?

John McConnell - Worthington Industries — Chairman, CEO
Much of last quarter wasn’t so much price point, which we never really talked about, but as you would expect, we’re always evaluating the opportunities we have that may call for capital. So buying back shares is always a high option on our list. Some of the things that would have required significant amounts of capital that we were looking at during the last quarter certainly have come to a point that we know they won’t require nearly as much as we might have thought if we were able to get some of those opportunities over the goal line. So that will — until something else comes up — certainly elevate our view of share buyback.

Timothy Hayes - Davenport and Company — Analyst
Just to clarify. Some of those other opportunities are possible acquisitions that you’re looking at?

John McConnell - Worthington Industries — Chairman, CEO
That would be correct.

Timothy Hayes - Davenport and Company — Analyst
Very good. Thank you.

John McConnell - Worthington Industries — Chairman, CEO
Thank you.

Operator
I am showing no further questions. (OPERATOR INSTRUCTIONS) I am showing no further questions at this time.

John McConnell - Worthington Industries — Chairman, CEO
Thank you, operator. In closing, let me just say that the next six months are very critically important to us. I have told you that we will generate stronger earnings in our third and fourth quarter. I am confident in our plans to do so and we will. Thank you very much.

Operator
This concludes today’s conference. Thank you.

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Final Transcript

Dec. 20. 2007 / 1:30PM ET, WOR — Q2 2008 Worthington Industries Earnings Conference Call

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